Exhibit 1.2

MORGAN STANLEY & CO. 1585 Broadway, 4th Floor New York City, NY 10036	EARLYBIRDCAPITAL, INC. 366 Madison Avenue New York, New York 10017

March 4, 2021

InterPrivate III Financial Partners Inc.

1350 Avenue of the Americas, 2nd Floor

New York, NY 10019

Attn: Ahmed M. Fattouh / Brandon C. Bentley

Ladies and Gentlemen:

This is to confirm our agreement (this “Agreement”) whereby InterPrivate III Financial Partners Inc., a Delaware corporation (“Company”), has requested Morgan Stanley & Co. and EarlyBirdCapital, Inc. (the “Advisors”) to assist it in connection with the Company merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination (in each case, a “Business Combination”) with one or more businesses or entities (each a “Target”) as described in the Company’s Registration Statement on Form S-1 (File No. 333-253189) filed with the Securities and Exchange Commission (“Registration Statement”) in connection with its initial public offering (“IPO”).

1.	Services and Fees.

(a) The Advisors will, if requested by the Company:

(ii)	Assist the Company in the transaction structuring and negotiation of a definitive purchase agreement with respect to the Business Combination;

(ii)	Hold meetings with Company shareholders to discuss the Business Combination and the Target’s attributes;

(iii)	Introduce the Company to potential investors to purchase the Company’s securities in connection with the Business Combination;

(iv)	Assist the Company in trying to obtain shareholder approval for the Business Combination, including assistance with the Company’s proxy statement or tender offer materials; and

(v)	Assist the Company with relevant financial analysis, presentations, press releases and filings related to the Business Combination or the Target.

(b) As compensation for the foregoing services, the Company will pay the Advisors a cash fee of 3.5% of the gross proceeds received by the Company in the IPO (“Fee”). The Fee shall be payable in cash and is due and payable to the Advisors by wire transfer at the closing of the Business Combination (“Closing”) from the Trust Account (defined below). If a proposed Business Combination is not consummated for any reason, no Fee shall be due or payable to the Advisors hereunder. The Fee shall be exclusive of any finder’s fees which may become payable to the Advisors pursuant to any subsequent agreement between the Advisors and the Company or the Target.

2.	Expenses.

At the Closing, the Company shall reimburse the Advisors for all reasonable costs and expenses incurred by the Advisors (including reasonable fees and disbursements of counsel) in connection with the performance of their services hereunder up to a maximum amount of $20,000. Reimbursable expenses shall be due and payable to the Advisors by wire transfer at the Closing from the Trust Account.

3.	Company Cooperation.

The Company will cooperate with the Advisors including, but not limited to, providing to the Advisors and their counsel, on a timely basis, all documents and information regarding the Company and Target that the Advisors may reasonably request or that are otherwise relevant to the Advisors’ performance of their obligations hereunder (collectively, the “Information”); making the Company’s management, auditors, consultants and advisors available to the Advisors; and, using commercially reasonable efforts to provide the Advisors with reasonable access to the management, auditors, suppliers, customers, consultants and advisors of Target. The Company will promptly notify the Advisors of any change in facts or circumstances or new developments affecting the Company or Target or that might reasonably be considered material to the Advisors’ engagement hereunder.

4.	Representations; Warranties and Covenants.

The Company represents, warrants and covenants to the Advisors that all Information it makes available to the Advisors by or on behalf of the Company in connection with the performance of its obligations hereunder will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make statements made, in light of the circumstances under which they were made, not misleading as of the date thereof and as of the consummation of the Business Combination.

5.	Indemnity.

The Company shall indemnify the Advisors and their affiliates and their respective directors, officers, employees, shareholders, representatives and agents in accordance with the indemnification provisions set forth in Annex I hereto, all of which are incorporated herein by reference.

Notwithstanding the foregoing and Annex I, the Advisors agree, that if there is no Closing, (i) they will not have any right, title, interest or claim of any kind in or to any monies in the Company’s trust account established in connection with the IPO (“Trust Account”) with respect to this Agreement (each, a “Claim”); (ii) to waive any Claim they may have in the future as a result of, or arising out of, any services provided to the Company hereunder; and (iii) to not seek recourse against the Trust Account with respect to the Fee.

6.	Use of Name and Reports.

Without the Advisors’ prior written consent, neither the Company nor any of its affiliates (nor any director, officer, manager, partner, member, employee, representative or agent thereof) shall quote or refer to, in any filings with the Securities and Exchange Commission, any advice rendered by the Advisors to the Company or any communication from the Advisors, in each case, in connection with performance of the Advisors’ services hereunder; provided that, if any such quote or reference is required by applicable federal or state law, regulation or securities exchange rule, then (i) the Company shall provide Advisors with a draft of such disclosure prior to the filing being made; (ii) Advisors shall be given the opportunity to comment on same; and (iii) Advisors’ consent shall not be unreasonably withheld.

7.	Status as Independent Contractor.

Advisors shall perform their services as independent contractors and not as employees of the Company or affiliate thereof. It is expressly understood and agreed to by the parties that the Advisors shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed to by the Company in writing. In rendering such services, the Advisors will be acting solely pursuant to a contractual relationship on an arm’s-length basis. This Agreement is not intended to create a fiduciary relationship between the parties and neither the Advisors nor any of the Advisors’ officers, directors or personnel will owe any fiduciary duty to the Company or any other person in connection with any of the matters contemplated by this Agreement.

8.	Potential Conflicts.

The Company acknowledges that the Advisors are full-service securities firm engaged in securities trading and brokerage activities and providing investment banking and advisory services from which conflicting interests may arise. Subject to applicable law, in the ordinary course of business, the Advisors and their affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities of the Company, its affiliates or other entities that may be involved in the transactions contemplated hereby. Nothing in this Agreement shall be construed to limit or restrict the Advisors or any of their affiliates in conducting such business to the extent permitted by applicable law.

9.	Entire Agreement.

This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified or terminated orally or in any manner other than by an agreement in writing signed by the parties hereto.

10.	Notices.

Any notices required or permitted to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail or private courier service, return receipt requested, addressed to each party at its respective addresses set forth above, or such other address as may be given by a party in a notice given pursuant to this Section.

11.	Successors and Assigns.

This Agreement may not be assigned by either party without the written consent of the other. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except where prohibited, to their successors and assigns.

12.	Non-Exclusivity.

Nothing herein shall be deemed to restrict or prohibit the engagement by the Company of other consultants providing the same or similar services or the payment by the Company of fees to such other consultants. The Company’s engagement of any other consultant(s) shall not affect the Advisors’ right to receive the Fee and reimbursement of expenses pursuant to this Agreement.

13.	Applicable Law; Venue.

This Agreement shall be construed and enforced in accordance with the laws of the State of New York without giving effect to conflict of laws.

In the event of any dispute under this Agreement, then and in such event, each party hereto agrees that the dispute shall either be (i) resolved through final and binding arbitration in accordance with the Arbitration Rules of the American Arbitration Association (“AAA”) or ( ii) brought and enforced in the courts of the State of New York, County of New York under the accelerated adjudication procedures of the Commercial Division, or the United States District Court for the Southern District of New York, in each event at the discretion of the party initiating the dispute. Once a party files a dispute with one of the above forums, the parties agree that all issues regarding such dispute or this Agreement must be resolved before such forum rather than seeking to resolve it through another alternative forum set forth above.

In the event the dispute is brought before the AAA, the arbitration shall be brought before the AAA International Center for Dispute Resolution’s offices in New York City, New York, will be conducted in English and will be decided by a panel of three arbitrators selected from the AAA Commercial Disputes Panel. Each of the parties agrees that the decision and/or award made by the arbitrators shall be final and enforceable by any court having jurisdiction over the party from whom enforcement is sought. Furthermore, the parties to any such arbitration shall be entitled to make one motion for summary judgment within 60 days of the commencement of the arbitration, which shall be decided by the arbitrators prior to the commencement of the hearings.

In the event the dispute is brought by a party in the courts of the State of New York or the United States District Court for the Southern District of New York, each party irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each party hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon a party may be served by transmitting a copy thereof by registered or certified mail, postage prepaid, addressed to such party at the address set forth at the beginning of this Agreement. Such mailing shall be deemed personal service and shall be legal and binding upon the party being served in any action, proceeding or claim. The parties agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

14.	Counterparts.

This Agreement may be executed in several original or facsimile counterparts, each one of which shall constitute an original, and together shall constitute but one instrument.

[Signature Page Follows]

If the foregoing correctly sets forth the understanding between the Advisors and the Company with respect to the foregoing, please so indicate your agreement by signing in the place provided below, at which time this letter shall become a binding contract.

MORGAN STANLEY & CO.

By:	/s/ Kyle McDonnell
Name:	Kyle McDonnell
Title:	Executive Director

EARLYBIRDCAPITAL, INC.

By:	/s/ Michael Powell
Name:	Michael Powell
Title:	Senior Managing Director

AGREED AND ACCEPTED BY:

INTERPRIVATE III FINANCIAL PARTNERS INC.

By:	/s/ Brandon Bentley
Name:	Brandon Bentley
Title:	General Counsel

[Signature Page to the Business Combination Marketing Agreement]

ANNEX I

Indemnification

In connection with the Company’s engagement of Morgan Stanley & Co. and EarlyBirdCapital, Inc. (the “Advisors”) pursuant to that certain letter agreement (“Agreement”) of which this Annex forms a part, InterPrivate III Financial Partners Inc. (the “Company”) hereby agrees, subject to the second paragraph of Section 5 of the Agreement, to indemnify and hold harmless the Advisors and their affiliates and their respective directors, officers, shareholders, agents and employees of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), as incurred, (collectively a “Claim”), that (A) are related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company’s engagement of the Advisors, or (B) otherwise relate to or arise out of the Advisors’ activities on the Company’s behalf under the Advisors’ engagement, and the Company shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party.

The Company will not, however, be responsible for any Claim that is finally judicially determined to have resulted from the gross negligence or willful misconduct of any person seeking indemnification for such Claim. The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company’s engagement of the Advisors except for any Claim incurred by the Company as a result of such Indemnified Person’s gross negligence or willful misconduct.

The Company further agrees that it will not, without the prior written consent of the Advisors which consent may not be unreasonably withheld, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof.

In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.

The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason then (whether or not the Advisors are an Indemnified Person), the Company and the Advisors shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and the Advisors on the other, in connection with the Advisors’ engagement referred to above, subject to the limitation that in no event shall the amount of the Advisors’ contribution to such Claim exceed the amount of fees actually received by the Advisors from the Company pursuant to the Advisors’ engagement. The Company hereby agrees that the relative benefits to the Company, on the one hand, and the Advisors on the other, with respect to the Advisors’ engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company or its shareholders as the case may be, pursuant to the transaction (whether or not consummated) for which the Advisors are engaged to render services bears to (b) the fee paid or proposed to be paid to the Advisors in connection with such engagement.

The Company’s indemnity, reimbursement and contribution obligations under this Agreement (a) shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity and (b) shall be effective whether or not the Company is at fault in any way.